April 11, 2008

Securities and Exchange Commission 450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Map V Acquisition, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8K report filed on or about Aprii 11, 2008. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ UHY LLP

UHY LLP